                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): September 24, 2009

                            IVIVI TECHNOLOGIES, INC.
               (Exact Name of Registrant as Specified in Charter)


          New Jersey                    001-33088                22-2956711
          ----------                    ---------                ----------
(State Or Other Jurisdiction Of        (Commission             (IRS Employer
        Incorporation)                 File Number)          Identification No.)


                   135 Chestnut Ridge Road, Montvale, NJ 07645
               (Address of Principal Executive Offices)(Zip Code)

                                 (201) 476-9600
                          Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 24, 2009, Ivivi Technologies, Inc. (the "Company") entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with Ivivi Technologies, LLC (the "Buyer") and Ajax Capital, LLC ("Ajax"), entities controlled by Steven M. Gluckstern, the Company's Chairman, President, Chief Executive Officer and Chief Financial Officer. Pursuant to the terms of the Asset Purchase Agreement, at the closing, the Company will sell substantially all of the assets of the Company to the Buyer, other than cash and certain other excluded assets set forth in the Asset Purchase Agreement, and the Buyer will assume certain specified ordinary course liabilities of the Company as set forth in the Asset Purchase Agreement. The aggregate purchase price to be paid to the Company under the terms of the Asset Purchase Agreement will equal the sum of
(i) the amount necessary to pay in full the principal, and accrued interest, as of closing, under the Company's loan with Emigrant Capital Corp. ("Emigrant"), which was approximately $2,620,000 as of September 21, 2009 (the "Loan") and
(ii) $475,000; provided, however, that the sum of the amounts specified in clauses (i) and (ii) would not be in excess of $3.15 million. The closing of the transactions contemplated by the Asset Purchase Agreement is subject to certain customary conditions, including the receipt of approval by the Company's shareholders of the transactions contemplated by the Asset Purchase Agreement.

Under the terms of the Asset Purchase Agreement, the Company and Foundation Ventures, LLC ("Foundation"), the Company's investment banker, will continue to have the right to solicit other proposals regarding the sale of the Company's assets and equity until receipt of the approval by the Company's shareholders of the transactions contemplated by the Asset Purchase Agreement. Prior to the receipt of approval by the Company's shareholders of the transactions contemplated by the Asset Purchase Agreement, the Company may terminate the Asset Purchase Agreement under specified circumstances in order to enter into a definitive agreement implementing a Superior Proposal (as defined in the Asset Purchase Agreement). If the Company terminates the Asset Purchase Agreement to enter into a Superior Proposal, the Company is required to pay the Buyer a termination fee equal to $90,000.

In connection with the signing of the Asset Purchase Agreement, the Buyer, the Company and certain shareholders of the Company, who have the power to vote approximately 39.5% (and together with the Company's common stock held by Steven
M. Gluckstern, approximately 51.3%) of the Company's common stock, entered into a Voting Agreement (the "Voting Agreement"). Pursuant to the Voting Agreement, the signatory shareholders agreed to vote their shares of the Company's common stock in favor of the transactions contemplated by the Asset Purchase Agreement. In the event that the Company terminates the Asset Purchase Agreement in connection with a Superior Proposal, the Voting Agreement will also terminate.

The transaction was reviewed by a special committee of the board of directors of the Company comprised of independent directors. The special committee engaged Foundation to evaluate the transaction and to solicit other proposals and assist the special committee in analyzing and evaluating other proposals, if any, received by the Company. Although the Company and Foundation have received a few inquiries and requests for due diligence materials from potentially interested parties, the Company has not received any competing offers. The transaction was unanimously approved by the special committee and recommended to the board of directors of the Company by the special committee. The board of directors of the Company also unanimously approved the transaction. In approving the transactions contemplated by the Asset Purchase Agreement (including the consideration to be paid by the Buyer for the Company's assets), the special committee and the board of directors of the Company considered the lack of a current market for the Company's assets, equity and debt, previous unsuccessful attempts over more than 12 months to obtain additional capital for the Company, the right to continue to solicit other proposals for the Company, the Company's obligations to Emigrant, a fairness opinion from Foundation and other considerations.

In connection with the execution of the Asset Purchase Agreement, Emigrant and the Company entered into an Amended and Restated Forbearance Agreement under which Emigrant agreed to extend the forbearance period through the earlier of
(i) November 30, 2009 and (ii) the occurrence of a termination event under the Amended and Restated Forbearance Agreement. The Amended and Restated Forbearance Agreement also provides for an increase in the interest rate to be paid with respect to the Loan to the lesser of (i) 18% or (ii) the maximum rate permitted by law during the forbearance period. In addition, in the event the Company completes a Superior Proposal under which the purchase price exceeds $3.15 million, Emigrant shall be entitled to receive an additional fee equal to the lesser of (i) 20% of such excess amount or (ii) $175,000.

The Company cannot assure you that the transactions contemplated by the Asset Purchase Agreement will be completed. In the event the transaction with the Buyer is completed, following the closing, it is likely that the Company's liabilities will exceed its available cash and the Company's board of directors may elect to liquidate the Company and utilize its available cash and assets to repay our outstanding creditors to the extent of its remaining assets. Following such repayment, the Company does not believe that there will be any assets remaining to distribute to the Company's shareholders. In addition, following the closing, the Company will remain liable under its lease for its Montvale, New Jersey office. The lease, which has a monthly rent of $15,613, will terminate in October 2014. Payments on the lease are current as of the date of this filing. In the event the Company does not successfully complete the transactions contemplated by the Asset Purchase Agreement or complete a Superior Proposal, the Company will not be able to meet its obligations under the Loan and Emigrant will have the right to foreclose under the Loan, which is secured by all of the Company's assets. In such an event, the Company would have to cease its operations or file for bankruptcy protection.

The foregoing description of the Asset Purchase Agreement, the Voting Agreement and the Amended and Restated Forbearance Agreement is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, the Voting Agreement and the Amended and Restated Forbearance Agreement, which are attached as Exhibit 2.1, Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The Asset Purchase Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the assertions embodied in the representations and warranties contained in the Asset Purchase Agreement are qualified by information in confidential disclosure schedules provided by the Company to the Buyer in connection with the signing of the Asset Purchase Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Asset Purchase Agreement. Moreover, certain representations and warranties in the Asset Purchase Agreement were used for the purpose of allocating risk between the Company and the Buyer, rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Asset Purchase Agreement as characterizations of the actual state of facts about the Company.

ITEM 8.01. OTHER EVENTS.

On September 24, 2009, the Company issued a press release with regard to the Asset Purchase Agreement. A copy of the press release is attached as Exhibit
99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Although the Company has obtained the necessary votes pursuant to the Voting Agreement to complete the transaction, the Company intends to hold a special meeting of its shareholders to approve the transaction. In connection with seeking shareholder approval, the Company intends to file proxy materials and other relevant documents with the Securities and Exchange Commission (the "SEC"). The Company's shareholders are urged to read the proxy statement (and any other relevant documents filed) with the SEC when they become available, because they will contain important information about the transaction. The Company will mail the definitive proxy statement to the Company's shareholders. In addition, the Company's shareholders may obtain free copies of the final proxy statement, as well as the Company's other filings, without charge, at the SEC's Web site (www.sec.gov) when they become available. Copies of the filings may also be obtained without charge from the Company by directing a request to:
Ivivi Technologies, Inc., 135 Chestnut Ridge Road, Montvale, NJ 07645.

The Company's directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders in respect of the transaction. Information regarding the Company's directors and executive officers is available in the Company's Annual Report on Form 10-K, filed with the SEC on July 14, 2009, as amended by the Company's Annual Report on Form 10-K/A as filed with the SEC on July 29, 2009. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.


ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number           Description

2.1 Asset Purchase Agreement, dated September 24, 2009, by and among Ivivi Technologies, Inc., Ivivi Technologies, LLC and Ajax Capital LLC.

10.1 Voting Agreement, dated as of September 24, 2009, by and among Ivivi Technologies, Inc., Ivivi Technologies, LLC and the shareholders named therein.

10.2 Amended and Restated Forbearance Agreement, dated as of September 24, 2009, by and between Ivivi Technologies, Inc. and Emigrant Capital Corp.

99.1              Press Release, dated September 24, 2009, issued by Ivivi
                  Technologies, Inc.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   IVIVI TECHNOLOGIES, INC.


                                   By: /s/ Andre' DiMino
                                       -----------------------------------------
                                       Name:  Andre' DiMino
                                       Title: Executive VP-Manufacturing and
                                          Technology and Chief Technical Officer



Date: September 24, 2009